Exhibit 10.15
FIRST AMENDMENT TO LEASE
(1344 Crossman Avenue, Sunnyvale)
     THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 12th day of August, 2009, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and ARUBA NETWORKS, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Standard Office Lease dated as of November 30, 2007 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 1344 Crossman Avenue, Sunnyvale, California (the “Building”).
     B. By this First Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.
     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
     1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the entire Building containing a total of 99,427 rentable square feet (also known as the “Premises”).
     2. Extended Lease Term. The Lease Expiration Date shall be extended such that the Lease shall expire on July 31, 2016 (“New Expiration Date”). Tenant shall continue to have an Option to further extend the Term for the entire Premises beyond the New Expiration Date in accordance with, and subject to, Article 31 of the Lease; provided, however, that (i) the Option Term specified in Section 31(a) of the Lease shall be revised to five (5) years, and (ii) in the second line of Section 31(b) of the Lease, the phrase “ninety-five percent (95%) of” shall be inserted after the words “shall be equal to”.
     3. Monthly Basic Rental. Notwithstanding anything to the contrary in the Lease, commencing as of January 1, 2010 and continuing through the New Expiration Date, Tenant shall pay, in accordance with the provisions of this Section 3 and subject to abatement pursuant to Section 4 below, Monthly Basic Rental for the Premises as follows:

		Monthly Basic Rental Per
Period	Monthly Basic Rental	Rentable Square Foot
1/1/2010 – 12/31/2010	$104,398.35	$1.05
1/1/2011 – 12/31/2011	$107,381.16	$1.08
1/1/2012 – 12/31/2012	$110,363.97	$1.11
1/1/2013 – 12/31/2013	$114,341.05	$1.15
1/1/2014 – 12/31/2014	$117,323.86	$1.18
1/1/2015 – 12/31/2015	$121,300.94	$1.22
1/1/2016 – 7/31/2016	$124,283.75	$1.25

     4. Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this First Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this First Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Basic Rental for the following months: February, 2010; May, 2010; August, 2010; November, 2010 and December, 2010. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this First Amendment including, without limitation, Tenant’s Proportionate Share of Direct Costs. In the event of a default by Tenant under the terms of the Lease, as amended by this First Amendment, that results in early termination pursuant to the provisions of Section 20(a) of the Lease, then as a part of the recovery set forth in Section 20(a) of the Lease, Landlord shall be entitled to the recovery of the Monthly Basic Rental that was abated under the provisions of this Section 4.
     5. Improvements to the Premises. Tenant accepts the Premises in its “as is” condition and acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises except as expressly provided in the Lease. However, Landlord shall provide Tenant with a one-time refurbishment allowance (the “Refurbishment Allowance”) in the amount of Four Hundred Ninety-Seven Thousand One Hundred Thirty-Five Dollars ($497,135.00) (based on $5.00 per rentable square foot of the Premises) which may be used by Tenant only for the design and construction of renovations to the existing leasehold improvements within the Premises that are to be permanently affixed to the Premises (the “Refurbished Improvements”). The Refurbished Improvements may include, without limitation, wall modifications, tile, carpeting, paint and modifications to the systems of the Building. Any such Refurbished Improvements shall be constructed in accordance with, and subject to, Article 9 and Article 10 of the Lease. The Refurbishment Allowance shall be disbursed by Landlord to Tenant in accordance with the following procedure: Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; (iii) executed unconditional mechanics’ lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d) and either Section 3262(d)(3) or Section 3262(d)(4); and (iv) all other information reasonably requested by Landlord. However, to the extent the Refurbished Improvements constitute cosmetic work (e.g., painting and installation of carpet or other flooring), a general contractor will not be required by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Promptly thereafter, assuming Landlord receives all of the applicable information described in items (i) through (iv), above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with approved construction drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Although Tenant may commence the Refurbished Improvements at any time after mutual execution of this First Amendment, in no event shall Landlord have any obligation to disburse all or any portion of the Refurbishment Allowance prior to January 1, 2010 and in no event shall Tenant be entitled to any unused portion of the Refurbishment Allowance which is not requested by Tenant in accordance with this Section 5 on or before December 31, 2010. Tenant acknowledges that the Refurbished Improvements will be performed during the Lease Term, that Tenant shall be entitled to conduct business throughout the course of construction of such renovations, but Tenant shall not be entitled to any abatement of Rent (except as expressly provided in Section 4 of this First Amendment above), nor shall Tenant be deemed to be constructively evicted from the Premises as a result of the construction of such renovations.
     6. Security Deposit. Tenant has previously deposited with Landlord Three Hundred Two Hundred Fifty Thousand 00/100 Dollars ($250,000.00) as a Security Deposit under the Lease. Landlord agrees that Tenant shall not be required to deposit an additional Seventy-Eight

Thousand One Hundred Nine and 10/100 Dollars ($78,109.10) as an addition to the Security Deposit as otherwise required under Article 4 of the Lease. Provided that (i) an Event of Default does not then exist under Section 19(a) of the Lease, and (ii) circumstances do not then exist that would, with notice or lapse of time, or both, constitute an Event of Default, commencing within the month of December, 2010, Landlord shall deduct from the Security Deposit the Monthly Basic Rental which becomes due under the Lease (as amended) until the Security Deposit has been reduced to One Hundred Twenty-Four Thousand Two Hundred Eighty-Three and 75/100 Dollars ($124,283.75), at which time Landlord shall retain such amount as the Security Deposit for the remainder of the Term and Tenant shall not be entitled to any further credit against Monthly Basic Rental. The penultimate sentence of Article 4 of the Lease (which begins “Notwithstanding anything to the contrary contained in this Article 4, in the event that Tenant, at the expiration of the thirty-fifth (35th) month ...”) shall be deleted and shall be of no force or effect.
     7. Assignment and Subletting. The penultimate paragraph of Article 15 of the Lease shall be deleted and shall be of no further force or effect and the following shall be substituted:
“Notwithstanding anything to the contrary contained in this Article 15, except as provided in the next grammatical paragraph below, Landlord shall have the option, by giving written notice (“Recapture Notice”) to Tenant within fifteen (15) days after Landlord’s receipt of a request for consent to a proposed Transfer for all or substantially all of the Premises for all or substantially all of the remainder of the Term, to terminate this Lease. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective.
     8. Condition of Premises Upon Expiration. Landlord agrees that notwithstanding anything to the contrary provided in the Lease, upon expiration or earlier termination of the Lease, Tenant shall have no obligation to remove any Alterations or Improvements from the Premises which exist as of the date of this First Amendment.
     9. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than Cornish and Carey Commercial (representing Tenant) who shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.
     10. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
     11. Signing Authority. Concurrently with Tenant’s execution of this First Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this First Amendment on behalf of Tenant.
     12. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall continue to apply and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this First Amendment.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

By:	/s/ Joaquin de Monet

	Its:	President & CEO

“TENANT”	ARUBA NETWORKS, INC., a Delaware corporation

	By:	/s/ Alexa King
Print Name:
	Title:	General Counsel

	By:	/s/ Alexa King
Print Name:
	Title:	General Counsel